Exhibit 99.1

WMIH Corp.

WMIH and Nationstar Mortgage Announce Election Deadline for Preferred Form of Merger Consideration

Transaction Expected to Close on July 31, 2018

SEATTLE & DALLAS, JULY 16, 2018 – WMIH Corp. (NASDAQ: WMIH) (“WMIH”) and Nationstar Mortgage Holdings Inc. (NYSE: NSM) (“Nationstar”) today announced that, in connection with the anticipated completion of the proposed merger involving WMIH and Nationstar, the deadline for Nationstar stockholders to elect the form of merger consideration they desire to receive in the transaction has been set for 5:00 p.m., New York City time, on July 26, 2018 (the “Election Deadline”).

To make an election, all Nationstar stockholders who have not previously made their cash or stock consideration elections must submit their election forms with respect to their shares so that such documents are received by the exchange agent, Computershare Trust Company, N.A., at its designated office by the Election Deadline. Nationstar stockholders holding shares through a brokerage account or other nominee arrangement may be subject to an earlier election deadline as required by their applicable broker or nominee, who will make an election on their behalf if they follow the broker’s or nominee’s instructions. Nationstar stockholders are encouraged to consult with their broker or nominee regarding such instructions as soon as possible.

In accordance with the previously announced merger agreement, Nationstar stockholders may elect to receive either $18.00 in cash or 12.7793 shares of common stock of WMIH, par value of $0.00001 per share, in each case subject to automatic proration and adjustment, as applicable. Nationstar stockholders whose election materials are not received in proper form by the exchange agent by the Election Deadline will be deemed to have made a stock election. Elections made by Nationstar stockholders to receive cash or stock consideration will be subject to automatic proration and adjustment, as applicable, to ensure that the total amount of cash paid (excluding cash paid in lieu of fractional shares) equals exactly $1,225,885,248.00, as described in the merger agreement and in the joint proxy statement/prospectus provided to WMIH and Nationstar stockholders in connection with the annual meeting of WMIH stockholders and the special meeting of Nationstar stockholders, each of which was held on June 29, 2018.

Beginning on or about June 11, 2018, election forms and accompanying instructions were mailed to Nationstar stockholders of record as of May 21, 2018. Nationstar stockholders, including those that acquired their shares after May 21, 2018, may request copies of these election documents from and direct any questions regarding the election materials or the Election Deadline to Georgeson LLC at (877) 278-4775 (toll-free). Nationstar stockholders holding shares through a brokerage account or other nominee arrangement should contact their broker or nominee to obtain copies of the election documents.

WMIH and Nationstar have received all required regulatory approvals and expect to close the merger on July 31, 2018, subject to the satisfaction of all other closing conditions.

About WMIH Corp.

WMIH Corp.’s (NASDAQ: WMIH), formerly known as Washington Mutual, Inc., operations consist primarily of WM Mortgage Reinsurance Company, Inc. (“WMMRC”), a wholly owned subsidiary of the Company that is domiciled in Hawaii. The Company’s primary business is a legacy reinsurance business that is currently operated in runoff mode by WMMRC. Additional information regarding WMIH may be found at www.wmih-corp.com.

About Nationstar Mortgage Holdings Inc.

Based in Dallas, Texas, Nationstar Mortgage Holdings Inc. (NYSE: NSM) provides quality servicing, origination and transaction-based services related principally to single-family residences throughout the United States. Nationstar is a recognized leader in the mortgage industry with more than two decades of experience, and with its flagship brand, Mr. Cooper, is one of the largest mortgage servicers in the country.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

This communication is being made in respect of the proposed merger transaction involving WMIH Corp. (“WMIH”) and Nationstar Mortgage Holdings Inc. (“Nationstar”). WMIH has filed a registration statement on Form S-4, and WMIH and Nationstar each filed the definitive joint proxy statement/prospectus with the Securities and Exchange Commission (the “SEC”) on May 31, 2018. The definitive joint proxy statement/prospectus was sent to the stockholders of WMIH and Nationstar on or about June 1, 2018, after the registration statement on Form S-4 was declared effective by the SEC on May 31, 2018. WMIH and Nationstar may also file other documents with the SEC regarding the proposed merger transaction. This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. Before making any investment decision, investors and security holders of WMIH and Nationstar are urged to carefully read the entire registration statement and definitive joint proxy statement/prospectus and any other relevant documents filed with the SEC, as well as any amendments or supplements to these documents, because they will contain important information about the proposed transaction. The documents filed by WMIH and Nationstar with the SEC may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, the documents filed by WMIH may be obtained free of charge from WMIH at www.wmih-corp.com, and the documents filed by Nationstar may be obtained free of charge from Nationstar at www.nationstarholdings.com. Alternatively, these documents, when available, can be obtained free of charge from WMIH upon written request to WMIH Corp., 800 Fifth Avenue, Suite 4100, Seattle, Washington 98104, Attn: Secretary, or by calling (206) 922-2957, or from Nationstar upon written request to Nationstar Mortgage Holdings Inc., 8950 Cypress Waters Blvd, Dallas, TX 75019, Attention: Corporate Secretary, or by calling (469) 549-2000.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including, but not limited to, WMIH’s and Nationstar’s expectations or predictions of future financial or business performance or conditions. All statements other than statements of historical or current fact included in this press release that address activities, events, conditions or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Forward-looking statements give our current expectations and projections relating to our financial condition, results of operations, plans, objectives, future performance and business and these statements are not guarantees of future performance. Forward-looking statements may include the words “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “strategy,” “future,” “opportunity,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Such forward-looking statements involve risks and uncertainties that may cause actual events, results or performance to differ materially from those indicated by such statements. Certain of these risks are identified and discussed in the registration statement and the definitive joint proxy statement/prospectus and other documents WMIH and Nationstar have filed or will file from time to time with the SEC. These risk factors will be important to consider in determining future results and should be reviewed in their entirety. These forward-looking statements are expressed in good faith, and WMIH and Nationstar believe there is a reasonable basis for them. However, there can be no assurance that the events, results or trends identified in these forward-looking statements will occur or be achieved. Forward-looking statements speak only as of the date they are made, and neither WMIH nor Nationstar is under any obligation, and expressly disclaim any obligation, to update, alter or otherwise revise any forward-looking statement, except as required by law. Readers should carefully review the statements set forth in the registration statement, the definitive joint proxy statement/prospectus or other reports, which WMIH and Nationstar have filed or will file from time to time with the SEC.

In addition to factors previously disclosed in WMIH’s and Nationstar’s reports filed with the SEC and those identified elsewhere in this press release, the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance: ability to meet the closing conditions to the merger; delay in closing the merger; failure to realize the benefits expected from the proposed transaction; the effects of pending and future legislation; risks associated with investing in mortgage loans and mortgage servicing rights and changes in interest rates; risks related to disruption of management time from ongoing business operations due to the proposed transaction; business disruption following the transaction; macroeconomic factors beyond WMIH’s or Nationstar’s control; risks related to WMIH’s or Nationstar’s indebtedness and other consequences associated with mergers, acquisitions and divestitures and legislative and regulatory actions and reforms.

Annualized, pro forma, projected and estimated numbers are used for illustrative purpose only, are not forecasts and may not reflect actual results.

Contacts

For WMIH Corp.

Andrew Siegel / Aaron Palash

Joele Frank

212-355-4449

For Nationstar

Richard Delgado

(214) 687-4844

richard.delgado@mrcooper.com